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                               MULLIGAN & MULLIGAN
                                ATTORNEYS AT LAW
James J. Mulligan              241 West Hadley Road             (513) 298-2226
Patrick J. Mulligan              Dayton, OH 45419                    Fax: Same


                                  June 14, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

         As counsel, we have assisted KRUG International Corp., an Ohio corporation ("KRUG"), in connection with the preparation and filing of KRUG's Registration Statement on Form S-8 relating to the offering and sale of up to 250,000 of its Common Shares, without par value, pursuant to its "1995 Incentive Stock Option Plan" (the "Plan").

         Please be advised that we have examined such proceedings and records of KRUG, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein. Based upon the foregoing, it is our opinion that:

                  (i) KRUG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full power to issue and sell its Common Shares pursuant to the Plan; and

                  (ii) Common Shares of KRUG issued or sold by KRUG pursuant to the Plan have been duly authorized and, when issued or sold and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to KRUG's Registration Statement on Form S-8 with respect to the Plan and Option.

                                Very truly yours,


                                MULLIGAN & MULLIGAN



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